**DEALMAKER ORDER FORM**

**Regulation A Offerings (each, an "Offering")**

| | |
|---|---|
| Customer: TA Fintech Inc | Contact: Jon Stone |
| Address: 9 EAST LOOCKERMAN ST STE 202<br>DOVER DE 19901 | Phone: (332) 241-6002 |
| Commencement Date (optional): | E-Mail: jon.stone@tradealgo.com |

This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the "**Services**"). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By preceding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased is described on Schedule A attached. The applicable Terms of Service are described on the Schedules thereafter, and are incorporated herein.

Services NEVER include providing any investment advice nor any investment recommendations to any investor.

**Schedule "A"**
**Summary of Compensation**

## A. Regulation A Offering

- **$28,000 Advance** (an advance against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred)
  *This advance fee includes*
  i. $20,000 prepaid to DealMaker Securities LLC for Pre-Offering Analysis
  ii. $8,000 prepaid to Novation Solutions Inc. O/A DealMaker for infrastructure for self-directed electronic roadshow
  iii.iii.

- **$2,000 monthly account management compensation not to exceed $24,000.**
  - *Monthly account management fees commence on the first month following the Commencement Date.*
  - To the extent services are commenced in advance of a FINRA no objection letter being received, such monthly account management compensation is accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred). A maximum of $6,000 or three months of account management expenses are payable prior to a no objection letterbeing received.
  - Monthly fees are payable to DealMaker

- **6.5% Cash Fees** From All Proceeds: Cash fees are inclusive of all payment processing fees, transaction fees, electronic signature fees, and AML search fees. Cash fees do not include processing investor refunds for customers, which are chargeable at $50.00 per refund.

- **$8,000 in Corporate Filing Fees (payable to FINRA)**

**Fair Compensation**

To ensure adherence to fair compensation guidelines, DealMaker Securities will ensure that, in any scenario, the aggregate fees payable to DealMaker Securities and its affiliates in respect of Services related to the Offering shall never exceed the amounts set forth in the table below (the column entitled "Maximum Compensation").

| Total Offering Amount | Maximum Compensation |
|---|---|
| $18,750,000 | $1,270,750 |
| $37,500,000 | $2,489,500 |
| $56,250,000 | $3,708,250 |
| $75,000,000 | $4,927,000 |

If the Offering is fully subscribed, the maximum amount of underwriting compensation will be $4,927,000

**In the event that the Financial Industry Regulatory Authority ("FINRA") Department of Corporate Finance does not issue a no objection letter for the Offering, all DMS Fees are fully refundable other than services actually rendered.*

## Schedule "B"
## DealMaker Securities Services

**Pre-Offering Analysis**

- Reviewing Customer, its affiliates, executives and other parties as described in Rule 262 of Regulation A, and consulting with Customer regarding same.

**Pre-Offering Consulting for Self-Directed Electronic Roadshow**

- Consulting with Customer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises
- Consulting with Customer on question customization for investor questionnaire, selection of webhosting services, and template for campaign page
- Advising Customer on compliance of marketing material and other communications with the public with applicable legal standards and requirements
- Providing advice to Customer on content of Form 1A and Revisions
- Provide extensive, review, training, and advice to Customer and Customer personnel on how to configure and use electronic platform powered by DealMaker.tech
- Assisting in the preparation of SEC and FINRA filings
- Working with the Client's SEC counsel in providing information to the extent necessary

**Advisory, Compliance and Consulting Services During the Offering**

- Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering;
- If necessary, discussions with the Customer regarding additional information or clarification on an Customer-invited investor;
- Coordinating with third party agents and vendors in connection with performance of services;
- Reviewing each investor's subscription agreement to confirm such investor's participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor's participation;
- Contacting and/or notifying the company, if needed, to gather additional information or clarification on an investor;
- Providing ongoing advice to Customer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
- Consulting with Customer regarding any material changes to the Form 1A which may require an amended filing; and
- Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

**Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described above. Customer hereby agrees to the terms set forth in the DealMaker Securities Terms, with fees described on Schedule A hereto.**

Jon Stone

Customer Representative

**Schedule "C"**
**DealMaker.tech Subscription Platform**

**During the Offering, Subscription Processing and Payments Functionality**

- Creation and maintenance of deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions
- Full analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

**Subscription Management and Shareholder Engagement Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service with fees described on Schedules A and B hereto.**

Jon Stone

Customer Representative

# Signature Certificate

Reference number: CPC4R-J3PUT-PJKF4-BFNLO

| Signer | Timestamp | Signature |
|---|---|---|
| **Jon Stone**<br>Email: jon.stone@tradealgo.com<br>Shared via link | | Jon Stone |
| Sent: | 28 May 2024 18:28:55 UTC | IP address: 24.120.122.170 |
| Viewed: | 28 May 2024 18:46:49 UTC | Location: Las Vegas, United States |
| Signed: | 29 May 2024 15:13:37 UTC | |

Document completed by all parties on:
29 May 2024 15:13:37 UTC